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Pricing Supplement dated February 25, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                TOYOTA MOTOR CREDIT CORPORATION
	          Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $290,000,000		    Trade Date: February 25, 2005
Issue Price: 100.00%			    Original Issue Date: March 2, 2005
Initial Interest Rate: 2.89307%	 	    Net Proceeds to Issuer: $289,913,000
   (inclusive of Spread)                    Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.03%
Stated Maturity Date: September 15, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note	           (Fixed Rate Commencement
              (Fixed Interest Rate): 	            Date):
  [ ]  Other Floating Rate Note			   (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR	    [ ]  Treasury Rate	      [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: June 15, 2005	   Spread (+/-): -0.055%
  Interest Rate Reset Period: Quarterly	           Spread Multiplier:  N/A
  Interest Reset Dates: the 15th of each March,	   Maximum Interest Rate: N/A
     June, September and December
  Interest Payment Dates: the 15th of each 	   Minimum Interest Rate:  N/A
     March, June, September and December,          Index Maturity: 3 month
     commencing June 15, 2005	                   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from March 2, 2005 to September 15, 2006
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
  Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                                        ___________________________
                                         Blaylock & Partners, L.P.
                                               BNP PARIBAS
                                                  HSBC

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                                     ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

              Under the terms of and subject to the conditions of an Appointment Agreement dated February 25, 2005 and an Appointment Agreement Confirmation dated February 25, 2005 (collectively, the "Blaylock Agreement") between TMCC and Blaylock & Partners, L.P. ("Blaylock"), Blaylock, acting as principal, has agreed to purchase and TMCC has agreed to sell $40,000,000 in principal amount of the Notes at 99.97% of their principal amount.

              Under the terms of and subject to the conditions of an Appointment Agreement dated June 16, 2004 and an Appointment Agreement Confirmation dated February 25, 2005 (collectively, the "BNP Agreement") between TMCC and BNP Paribas Securities Corp. ("BNP"), BNP, acting as principal, has agreed to purchase and TMCC has agreed to sell $210,000,000 in principal amount of the Notes at 99.97% of their principal amount.

            Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated February 25, 2005 (collectively, the "HSBC Agreement") between TMCC and HSBC Securities (USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell $40,000,000 in principal amount of the Notes at 99.97% of their principal amount.

            Blaylock, BNP and HSBC may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

              Under the terms and conditions of the Blaylock Agreement, the
BNP Agreement and the HSBC Agreement, the obligations of Blaylock, BNP and
HSBC to purchase the Notes are several and not joint, and in the event of a default by any of Blaylock, BNP or HSBC, TMCC will issue the notes to the other
dealer(s) and the size of the offering will be correspondingly reduced.   Under
the terms and conditions of the Blaylock Agreement, the BNP Agreement and the HSBC Agreement, each of Blaylock, BNP and HSBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.